UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Planet Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

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PLANET FITNESS, INC.

26 Fox Run Road

Newington, NH 03801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held at Ropes & Gray LLP, 3rd Floor, 3 Embarcadero Center, San Francisco, California 94111 at 2:30 p.m. Pacific Standard Time on May 17, 2016, for the following purposes:

1.	Elect the three director nominees named in the Proxy Statement to serve until the 2019 annual meeting of stockholders;
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016; and
3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

March 28, 2016 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 26 Fox Run Road, Newington, New Hampshire 03801, during ordinary business hours, from May 1, 2016 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote in person, your proxy will not be used.

If you need assistance voting your shares, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the Annual Meeting and vote your shares in person, even if you previously voted by the Internet, by telephone or returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Newington, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

/s/ Richard Moore
Richard L. Moore Chief Administrative Officer, General Counsel and Secretary

April 5, 2016

Important notice regarding the internet availability of proxy materials for the stockholders meeting to be held on May 17, 2016. Stockholders may access, view and download the 2016 Proxy Statement and the 2015 Annual Report at www.proxyvote.com.

PLANET FITNESS, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 17, 2016

INTRODUCTION

This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held at Ropes & Gray LLP, 3rd Floor, 3 Embarcadero Center, San Francisco, California 94111 at 2:30 p.m. Pacific Standard Time on May 17, 2016, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Elect the three director nominees named in this Proxy Statement to serve until the 2019 annual meeting of stockholders;
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016; and
3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2015 Annual Report on Form 10-K, is being mailed to stockholders on or about April 5, 2016. The Notice also provides instructions on how to vote over the internet or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

Explanatory Note

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 (the “Securities Act”), as modified by the  Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we provide in this Proxy Statement scaled disclosure as permitted under the JOBS Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

Under the JOBS Act, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A common stock under our initial public offering (“IPO”) registration statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Why are we providing these materials?

Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on Tuesday, May 17, 2016 at Ropes & Gray LLP, 3rd Floor, 3 Embarcadero Center, San Francisco, California 94111 beginning at 2:30 p.m. Pacific Standard Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Election of the three director nominees named in this Proxy Statement to serve until the 2019 annual meeting of stockholders; and
•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, March 28, 2016. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of March 28, 2016, there were 36,597,985 shares of Class A common stock outstanding and 62,111,755 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 26 Fox Run Road, Newington, New Hampshire 03801 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do I vote by proxy?

If you properly cast your vote by either voting your proxy via the Internet, by telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” the election of the Board’s nominees, and “FOR” the ratification of the appointment of KPMG LLP.

May my broker vote for me?

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your mind after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•	Entering a new vote online;
•	Entering a new vote by telephone;
•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•	Attending the Annual Meeting and voting in person.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 36,597,985 shares of Class A common stock outstanding and 62,111,755 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2)?

A majority of the votes cast affirmatively or negatively on the proposal at the 2016 Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

What is a proxy holder?

We are designating Dorvin Lively, our Chief Financial Officer, and Richard Moore, our Chief Administrative Officer, General Counsel and Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

What does it mean if I receive more than one Notice?

You may receive more than one Notice, if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to act at the meeting, to make a written report thereof, to take charge of the polls, and to make a certificate of the result of the vote taken. We will publish final vote counts within four business days on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting of stockholders?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call us at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:

Election of Directors

Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2016, 2017, and 2018, respectively. Charles Esserman, Pierre LeComte, and Michael Layman are the Class I directors whose terms expire at the Company’s 2016 Annual Meeting of stockholders. Our Board has nominated, and stockholders are being asked to reelect, Messrs. Esserman, LeComte and Layman, for three-year terms expiring at our 2019 annual meeting of stockholders. If elected, the nominees will each hold office until our 2019 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the three nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his period of service as a director of the Company, principal occupation and other biographical material is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position as of March 28, 2016, of individuals who currently serve as directors on our Board.

Name	Age	Position
Chris Rondeau	43	Chief Executive Officer and Director
Marc Grondahl	49	Director
Charles Esserman	57	Director
Pierre LeComte	43	Director
Michael Layman	33	Director
Edward Wong	33	Director
Stephen Spinelli, Jr.	61	Director
David Berg	54	Director

Class I - Directors with Terms Expiring in 2016

Charles Esserman has served on our Board since November 2012. Mr. Esserman serves as Chief Executive Officer of TSG, of which he is a founder. He has over 25 years of private equity investment experience and, together with the partners of TSG, built one of the first consumer-focused private equity funds in the United States. Mr. Esserman helps oversee current and prospective portfolio investments for TSG and is Chair of TSG’s Investment Committee. Prior to TSG, Mr. Esserman was with Bain & Company, a management consulting company. He is a former member of the Board of Overseers of the Hoover Institution and a current member of the Board of Trust of Vanderbilt University. Mr. Esserman received his Bachelor’s Degree in computer science engineering from the Massachusetts Institute of Technology and an MBA from Stanford, where he was an Arjay Miller Scholar. Because of his experience in portfolio investments and consumer brands, we believe Mr. Esserman is well qualified to serve on our Board.

Pierre LeComte has served on our Board since November 2012. Mr. LeComte has served as Managing Director of TSG since 2009 and is a member of TSG’s Investment Committee. Mr. LeComte was formerly with Bain & Company, where he led strategic diligence teams in the private equity practice and worked across consumer and retail sectors. Prior to joining Bain, Mr. LeComte worked in brand management with Yahoo! and the Nabisco Biscuit Company, and was a consumer goods and retail consultant with the New England Consulting Group. Mr. LeComte was previously a director of Yard House Restaurants, overseeing its rapid growth from a regional chain to a national brand now owned by Darden Restaurants. Mr. LeComte received his Bachelor’s Degree in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Because of his extensive experience in brand management and retail concepts, we believe Mr. LeComte is well qualified to serve on our Board.

Michael Layman has served on our Board since March 2015. Mr. Layman has served in multiple roles at TSG since 2009, including most recently as Principal, and is responsible for conducting due diligence for new business opportunities, structuring transactions and working with TSG’s partner companies across consumer and retail industries. Prior to joining TSG, Mr. Layman was an investment banker with Jefferies & Company, where he worked on a variety of advisory and capital markets transactions for restaurant companies, including franchisors. Prior to Jefferies, Mr. Layman was an investment banker with Wachovia Securities, covering the restaurant and retail industries. Mr. Layman received his Bachelor of Science in Accountancy, summa cum laude, from the WP Carey School of Business at Arizona State University. Because of his experience with consumer brands and franchisors, we believe Mr. Layman is well qualified to serve on our Board.

Class II - Directors with Terms Expiring in 2017

Edward Wong has served on our Board since November 2012. Mr. Wong has served in multiple roles at TSG since 2011, including most recently as Senior Vice President. At TSG, Mr. Wong works with its partner companies and is involved in the origination, structuring and due diligence of new investment opportunities. Prior to joining TSG, Mr. Wong was with Falconhead Capital, a private equity fund focused on investing in the consumer, retail and media sectors. Prior to Falconhead, Mr. Wong was an investment banker at Citigroup, where he was focused on advising clients on mergers and acquisitions and capital markets transactions in the consumer and retail industries. Mr. Wong received his Bachelor of Business Administration, with high distinction, from The Ross School of Business at the University of Michigan. Because of his experience in consumer brands, we believe Mr. Wong is well qualified to serve on our Board.

Stephen Spinelli, Jr. has served on our Board since January 2012. He currently serves as President of Philadelphia University, a position he has held since June of 2007. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli has also previously served as Chief Executive Officer of the American Oil Change

Corporation. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College. Because of his experience in franchising and as an entrepreneur, we believe Dr. Spinelli is well qualified to serve on our Board.

David P. Berg has served on our Board since September 2015. He currently serves as chief executive officer of Carlson Hospitality Group where he leads the Carlson corporate center and manages the global hotel business. Most recently, Mr. Berg served as chief executive officer and chief customer service officer for the fastest growing reseller of Verizon services. Previously, he worked as executive vice president and president of Outback Steakhouse International, overseeing more than 200 restaurants in 20 countries. Additionally, Mr. Berg served as chief operating officer of GNC. Prior to that, he was executive vice president and chief operating officer of Best Buy International. Mr. Berg currently serves on the Board for the Miller Retailing Center at the University of Florida and The Rezidor Hotel Group. He received a Bachelor of Arts degree in economics from Emory University and a law degree, with honors, from the University Of Florida College Of Law. Because of his experience in consumer brands, we believe Mr. Berg is well qualified to serve on our Board.

Class III - Directors with Terms Expiring in 2018

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Because of his leadership experience, role as Chief Executive Officer and history with Planet Fitness, we believe Mr. Rondeau is well qualified to serve on our Board.

Marc Grondahl has served on our Board since November 2012. He is one of our co-founders and joined the business in 1992. For 20 years, Mr. Grondahl, alongside his brother, Michael Grondahl, and our Chief Executive Officer, Chris Rondeau, developed and refined the successful Planet Fitness business model we have today. Throughout the years, Mr. Grondahl oversaw the financial and strategic planning for the organization, and in 1998, he was named Chief Financial Officer. Prior to joining our Company in 1992, Mr. Grondahl worked at a manufacturing company as a cost accountant. He received his Bachelor’s Degree in business administration from Bryant College. Because of his extensive experience and understanding of the Planet Fitness business, we believe Mr. Grondahl is well qualified to serve on our Board.

CORPORATE GOVERNANCE

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our certificate of incorporation provides that our Board shall consist of at least three directors but not more than 15 directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:

•	Class I, which consists of Charles Esserman, Pierre LeComte and Michael Layman, whose terms will expire the Annual Meeting;
•	Class II, which consists of Edward Wong, David Berg and Stephen Spinelli, Jr., whose terms will expire at our annual meeting of stockholders to be held in 2017; and
•	Class III, which consists of Marc Grondahl and Chris Rondeau, whose terms will expire at our annual meeting of stockholders to be held in 2018.

Messrs. Esserman, LeComte, Layman and Wong were designated for nomination as directors by TSG. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

We are party to a stockholders agreement with investment funds affiliated with TSG governing their nomination rights with respect to our Board. Under the agreement, we are required to take all necessary action to cause the Board to include individuals designated by TSG in the slate of nominees recommended by the Board for election by our stockholders, as follows:

•

for so long as TSG owns at least 50% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to (i) designate four individuals for nomination and (ii) request to expand the size of the Board and fill resulting vacancies such that TSG nominees comprise a majority of our Board;

•

for so long as TSG owns less than 50% but at least 25% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate three individuals for nomination;

•

for so long as TSG owns less than 25% but at least 10% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate two individuals for nomination; and

•

for so long as TSG owns less than 10% but at least 5% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate one individual for nomination.

Additionally, TSG has the exclusive right to remove its designees and to fill vacancies created by the removal or resignation of its designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of TSG.

TSG owns a majority of the voting power of our outstanding shares of common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;
•	we have a compensation committee that is composed entirely of independent directors; and
•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

We currently avail ourselves of all of these exemptions. Accordingly, in the event the interests of TSG differ from those of other stockholders, and, for so long as we are a “controlled company,” our other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The “controlled company” exception does not modify the independence requirements for the audit committee, and we have complied with and intend to continue to comply with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE, which require that the audit committee have at least one independent director upon consummation of our IPO, consist of a majority of independent directors within 90 days following the effective date of the registration statement we filed in connection with our IPO and exclusively of independent directors within one year following the effective date of such registration statement. See “—Board Meetings, Attendance and Committees” below.

Our Board has determined that Dr. Spinelli and Mr. Berg qualify as independent directors under the rules of the NYSE. In making this determination, the Board considered the relationships that Dr. Spinelli and Mr. Berg have with our Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including ownership interests in us.

Board of Directors Leadership Structure

We have not designated a chairman or a lead director of the Board. The independent members of the Board have periodically reviewed the Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure.

Board Meetings, Attendance and Committees

Our Board met five times during 2015. All directors attended at least 75% of the meetings of the Board and meetings of the board committees on which they served, with the exception of Mr. Berg, who attended one of the two Board meetings held since he was appointed. The Board also approved certain actions by unanimous written consent.

It is our policy that our directors attend annual meetings of stockholders. We did not have an annual meeting of stockholders in 2015.

Our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each of the committees operates under its own written charter adopted by the Board, each of which is available on our website at www.planetfitness.com. Under our stockholders agreement, TSG has the right to appoint a director to serve on each of our committees (other than the audit committee), subject to the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE.

Audit Committee

Our audit committee consists of Dr. Spinelli and Messrs. Berg and LeComte, with Dr. Spinelli serving as chairman of the committee. Our audit committee has determined that each of Dr. Spinelli and Mr. Berg meet the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Exchange Act.

As noted above, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NYSE rules and relevant Exchange Act rules as follows: (i) one independent member at the time of our IPO, (ii) a majority of independent members within 90 days of our IPO and (iii) all independent members within one year of our IPO. We expect that, within one year of our listing on the NYSE, Mr. LeComte will have resigned from our audit committee and an independent director for audit committee purposes (as determined under NYSE rules and Exchange Act rules) will have been added to the audit committee. None of our audit committee members simultaneously serves on the audit committees of more than three public companies, including ours. Our Board has determined that each of Dr. Spinelli and Mr. Berg is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and
•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Compensation Committee

Our compensation committee consists of Messrs. Grondahl, Layman and LeComte, with Mr. LeComte serving as chairman of the committee. The compensation committee has the authority to delegate to subcommittees of the compensation committee and executive officers of the Company any of the responsibilities of the full committee. The compensation committee’s responsibilities include:

•

determining and approving the compensation of our chief executive officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, and evaluating the performance of our chief executive officer in light of such corporate goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our other executive officers;
•	reviewing and approving the compensation of our other executive officers;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•	conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our equity compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•	reviewing and making recommendations to the Board with respect to director compensation; and
•	reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Esserman, LeComte and Wong, with Mr. Esserman serving as chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board;
•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the Board a set of corporate governance principles;
•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•	reviewing and recommending to the Board practices and policies with respect to directors;
•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•	provide for new director orientation and continuing education for existing directors on a periodic basis;
•	performing an evaluation of the performance of the committee; and
•	overseeing the evaluation of the Board and management.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks as well as financial risks, and is responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance, business conduct and ethics. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Messrs. Layman and LeComte have not at any time during the prior three years been one of our officers or employees. Mr. Grondahl resigned as our CFO on July 25, 2013 and has not been an officer or employee since that time. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, see “Certain Relationships and Related Party Transactions.”

Code of Conduct

We have adopted a code of conduct that applies to all of our employees, including our principal executive officer and principal financial officer. The code of conduct is available on our website at www.planetfitness.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the audit committee of our Board’s appointment of KPMG LLP (“KPMG”), as our independent registered public accounting firm for fiscal 2016. KPMG served as our independent registered public accounting firm in fiscal 2015.

SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The audit committee has pre-approved all audit and permitted non-audit services provided by KPMG.

Principal Accountant Fees and Services

The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered:

	Fiscal year ended December 31,
	2015	2014
Audit Fees(1)	$1,892,602	$442,982
Tax Fees(2)	2,153,795	120,153
Total	$4,046,397	$563,135

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements, all fees and costs associated with services provided by KPMG in connection with our IPO in 2015, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2016.

EXECUTIVE COMPENSATION

This section describes the compensation awarded to, earned by, or paid to our Chief Executive Officer, Christopher Rondeau, and our two most highly compensated executive officers (other than Mr. Rondeau), our Chief Financial Officer, Dorvin Lively, and our Chief Administrative Officer and General Counsel, Richard Moore, who collectively are referred to as our “named executive officers”. Prior to our IPO, the board of managers of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) was responsible for making decisions regarding the compensation of our named executive officers. Following our IPO, our compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers, and administering our equity compensation plans and awards. Our Board generally has been responsible for approving, after receiving the recommendation or approval of our compensation committee, equity awards to our executive officers in order to qualify these awards as exempt awards under Section 16 of the Exchange Act.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded or paid to our named executive officers for fiscal 2015 and 2014.

Name and Principal Position	Year	Salary(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Christopher Rondeau	2015	$519,315	$500,000	$33,823	$1,053,138
Chief Executive Officer	2014	500,000	565,000	23,091	1,088,091

Dorvin Lively	2015	467,308	225,000	46,582	738,890
Chief Financial Officer	2014	450,000	254,227	24,408	728,635

Richard Moore	2015	303,062	150,000	30,892	483,954
Chief Administrative Officer and General Counsel	2014	270,538	158,186	26,070	454,794

(1)	Base salary amounts for 2015 reflect the fact that there were 27 pay periods in 2015 rather than the usual 26 due to the timing of our pay periods in this year.
(2)	Amounts represent annual bonuses paid to our named executive officers under our annual bonus program, as described below.
(3)	Amounts shown in the “All Other Compensation” column for 2015 include the items set forth in the table below, as applicable to each named executive officer.

Name	401(k) company match contributions(1)	Tax equalization payments(2)	Specialized accounting services fees reimbursed(3)	Payment of accrued vacation time(4)	Total
Christopher Rondeau	$-	$23,208	$1,000	$9,615	$33,823
Dorvin Lively	18,993	17,935	1,000	8,654	46,582
Richard Moore	9,966	14,157	1,000	5,769	30,892

(1)	Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)

Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2015 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.

(3)	Represents the reimbursement of fees related to accounting services.
(4)	Represents the payment of accrued but unused vacation time.

Narrative to summary compensation table

2015 base salaries

Each of our named executive officers is paid a base salary reflecting his skill set, experience, role and responsibilities. The base salary of each of our named executive officers is set forth in his employment agreement (described below under “—Agreements with our named executive officers—Base salaries and performance bonus opportunities”) and is subject to adjustment by our Board or our compensation committee. In June the Company increased Mr. Moore’s base salary from $280,000 to $300,000.

2015 performance bonuses

In fiscal 2015, each of our named executive officers was eligible to earn a cash bonus under our cash bonus program based on the achievement of key corporate financial and strategic goals. Pursuant to their employment agreements, the target amount of each named executive officer’s cash bonus is set as a percentage of his base salary. For 2015, the target bonus amount was set at 100% of base salary for Mr. Rondeau and 50% of base salary for each of Messrs. Lively and Moore.

Following the commencement of 2015, and after consultation with management, the board of Pla-Fit Holdings established the corporate performance goals for our 2015 cash bonus program, each having a designated weighting. These corporate performance goals included corporate same store sales, franchise same store sales, club openings and earnings before interest, taxes, depreciation and amortization. Each performance goal had a threshold, target and maximum level of achievement and related payout.

The actual amount earned by each named executive officer under our 2015 cash bonus program was determined by our compensation committee based on the level of achievement of these goals. The actual amount of the bonuses paid to our named executive officers for fiscal 2015 is set forth above in the summary compensation table in the column entitled “Non-Equity Incentive Plan Compensation.”

Agreements with our named executive officers

Each of our named executive officers entered into an amended and restated employment agreement with both us and Pla-Fit Holdings in connection with our IPO. The terms of the employment agreements, as so amended, are reflected below.

Base salaries and performance bonus opportunities

Pursuant to his amended employment agreement, Mr. Rondeau is entitled to an annual base salary of $500,000, which is subject to increase by our Board or our compensation committee. Mr. Rondeau is also eligible to earn an annual cash bonus, with a target of 100% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee.

Pursuant to his amended employment agreement, Mr. Lively is entitled to an annual base salary of $450,000, which is subject to adjustment by our Board or our compensation committee. Mr. Lively is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee.

Pursuant to his amended employment agreement, Mr. Moore is entitled to an annual base salary of $300,000, which is subject to increase by our Board or our compensation committee. Mr. Moore is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee.

Restrictive covenants

Pursuant to their respective employment agreements, our named executive officers are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for a period of time (Mr. Rondeau, one year; and Messrs. Lively and Moore, two years) following termination of employment.

Severance

Each employment agreement provides for severance upon a termination of employment by us without cause or the named executive officer for good reason, in each case, conditioned on the named executive officer’s timely and effective execution of a separation agreement provided by us containing a release of claims and other customary terms and continued performance of the restrictive covenants described above. Messrs. Rondeau and Lively are each entitled to severance consisting of 12 months, and Mr. Moore, to six months, of continued base salary, payable in the form of salary continuation. Mr. Rondeau is also entitled to a prorated annual cash bonus for the year of termination based on actual performance and any unvested stock options or other unvested equity awards held by Mr. Rondeau that would have vested during the calendar year of his termination will vest. Mr. Moore is also entitled to an amount equal to the Company’s monthly share of the premium payments for his participation in the Company’s group health insurance plans for a period of six months following termination.

Equity-based compensation

Our named executive officers did not receive any equity grants in fiscal 2015. However, as set forth in more detail below in the section entitled “—Holdings Units equity,” 20% of the Class M Units previously granted to Messrs. Lively and Moore pursuant to the Pla-Fit Holdings 2013 Equity Incentive Plan vested in connection with our IPO, and all Class M Units were converted into Holdings Units.

Employee benefits and perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

We also provide our named executive officers, together with other key employees, with certain additional limited benefits. The value of these benefits is included above in the “All Other Compensation” column of the summary compensation table.

Retirement Plans

All of our named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

Holdings Units Equity

Prior to our IPO, in 2013, Messrs. Lively and Moore were granted Class M Units under the Pla-Fit Holdings 2013 Equity Incentive Plan. In connection with our IPO, all of the outstanding vested and unvested Class M Units in Pla-Fit Holdings were converted into an amount of vested and unvested Holdings Units, respectively. Each unvested Holdings Unit continues to vest based on the vesting schedule of the outstanding unvested Class M Unit for which it was exchanged. Pursuant to the terms of their award agreements, 20% of the Class M Units held by Messrs. Lively and Moore vested upon the completion of our IPO. In connection with the restructuring transactions occurring at the time of our IPO, each holder of a Holdings Unit also received a corresponding share of our Class B common stock. Each holder can exchange his or her Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. To the extent Holdings Units do not vest in accordance with their terms, the corresponding shares of Class B common stock will be forfeited.

Outstanding Equity Awards at 2015 Fiscal Year-end

The following table shows the number of unvested Holdings Unit awards held by our named executive officers as of December 31, 2015.

Name	Number of unvested Holdings Units	Market value of unvested Holdings Units(4)
Christopher Rondeau(1)	-	$-
Dorvin Lively(2)	675,816	10,563,004
Richard Moore(3)	317,988	4,970,152

(1)	Mr. Rondeau does not hold any unvested Holdings Units.
(2)

Mr. Lively was granted 157.895 Class M Units on August 13, 2013, which were converted into 1,407,950 Holdings Units in connection with our IPO. Eighty percent of the Holdings Units held by Mr. Lively vest in equal installments on each of July 24, 2014, 2015, 2016, 2017 and 2018, subject to his continued employment, and 20% of the Class M Units vested in connection with the completion of our IPO. Any unvested awards will vest in full upon a sale of the Company, subject to Mr. Lively’s continued employment.

(3)

Mr. Moore was granted 105.263 Class M Units on April 30, 2013, which were converted into 993,711 Holdings Units in connection with our IPO, as described above. Eighty percent of the Holdings Units held by Mr. Moore vest in equal installments on each of November 8, 2013, 2014, 2015, 2016 and 2017, subject to his continued employment, and 20% of the Class M Units vested in connection with the completion of our IPO. Any unvested awards will vest in full upon a sale of the Company, subject to Mr. Moore’s continued employment.

(4)

The amounts reported in this column equal the number of Holdings Units that, once vested, may be exchanged (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis multiplied by $15.63, which was the per share closing price of a share of our Class A common stock on December 31, 2015.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for their services during fiscal year 2015. Directors who are affiliated with TSG do not receive compensation for their service as directors. Mr. Rondeau receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Rondeau as an employee during 2015 is reflected in the section titled “—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	All other compensation		Total
Craig Benson(1)	$2,500	$823,134	$—		$825,634
David Berg	14,402	149,981	—		164,383
Marc Grondahl	—	—	1,200	(3)	1,200
Stephen Spinelli, Jr.(1)	34,320	—	—		34,320
Charles Esserman(4)	—	—	—		—
Michael Layman(4)	—	—	—		—
Pierre LeComte(4)	—	—	—		—
Edward Wong(4)	—	—	—		—

(1)	Governor Benson resigned from the board of managers of Pla-Fit Holdings in March 2015.
(2)

For Governor Benson, represents the incremental fair value, determined under FASB ASC Topic 718, associated with accelerating the vesting of his unvested Holdings Units as of the date of his resignation from the board of managers of Pla-Fit Holdings in March 2015. As of December 31, 2015, Governor Benson held 149,052 vested Holdings Units.

For Mr. Berg, represents the grant date fair value of restricted stock units, which were granted to him when he became a member of our Board in 2015, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions with respect to Governor Benson’s and Mr. Berg’s awards are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2015 included in our 2015 Annual Report filed on Form 10-K.

As of December 31, 2015, Dr. Spinelli held 47,697 unvested Holdings Units and Mr. Berg held 8,160 unvested restricted stock units.

(3)

Represents the cost to the Company of health insurance premiums paid on behalf of Mr. Grondahl, who had been an employee of the Company until April 2013. This is a discretionary benefit provided by the Company to Mr. Grondahl.

(4)	Messrs. Esserman, Layman, LeComte and Wong are all affiliated with TSG and do not receive compensation for their service on our Board.

In connection with our IPO, our Board adopted a non-employee director compensation program. Under this program, each member of our Board who is not an employee and who is not affiliated with TSG is eligible to receive an annual cash retainer payment of $50,000 and an annual grant of restricted stock units with a grant date fair market value of $50,000. The annual grant of restricted stock units vests in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of our Board through the vesting date. In addition, under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the chairperson of the committees of our Board: audit committee chairperson—$15,000; compensation committee chairperson—$12,000; and nominating and corporate governance committee chairperson—$10,000. As a co-founder, Mr. Grondahl is not eligible to receive compensation under this program. Pursuant to our non-employee director compensation program, Dr. Spinelli is not eligible to receive an annual grant of restricted stock units until our 2017 annual stockholder meeting. Our non-employee directors were compensated under this program upon the effectiveness of our IPO. Prior to our IPO, Pla-Fit Holdings paid an amount of $2,500 to Gov. Benson and $5,000 to Dr. Spinelli for their service on our board with respect to the period of 2015 ending on the date of our IPO. In connection with his becoming a member of our Board, Mr. Berg received a grant of 8,160 restricted stock units. These restricted stock units vest in equal installments on each of September 17, 2016, 2017 and 2018, subject to his continued service as a member of the Board.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the Board that the section titled “Executive Compensation” be included in this Proxy Statement.

Respectfully submitted,
THE COMPENSATION COMMITTEE

Pierre LeComte, Chairman
Marc Grondahl
Michael Layman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock for (a) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of Class A common stock and Class B common stock, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with the recapitalization transactions as part of our IPO, we issued to the Continuing LLC Owners one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”

The percentage of shares beneficially owned is computed on the basis of 36,597,985 shares of our Class A common stock outstanding, and 62,111,755 shares of our Class B common stock outstanding as of December 31, 2015. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801.

	Class A common stock beneficially owned(1)
Name of beneficial owner	Number	Percentage

5% Stockholders
TSG Funds(2)	64,990,396	80.7%
AllianceBernstein L.P.(3)	2,362,034	6.5%
Capital World Investors(4)	2,276,286	6.2%

Directors and Named Executive Officers
Chris Rondeau(5)	8,588,310	19.0%
Dorvin Lively(6)	732,134	2.0%
Richard L. Moore(7)	675,723	1.8%
Charles Esserman(8)	—	*
Michael Layman(8)	—	*
Pierre LeComte(8)	—	*
Edward Wong(8)	—	*
Marc Grondahl(9)	5,367,695	12.8%
Stephen Spinelli, Jr.(10)	101,355	*
David Berg	—	*
All executive officers and directors as a group (10 persons)(11)	15,465,217	29.7%

	Class B common stock beneficially owned(1)
Name of beneficial owner	Number	Percentage

5% Stockholders
TSG Funds(2)	43,917,412	70.7%

Directors and Named Executive Officers
Chris Rondeau(5)	8,588,310	13.8%
Dorvin Lively(6)	1,407,950	2.3%
Richard L. Moore(7)	993,711	1.6%
Charles Esserman(8)	—	*
Michael Layman(8)	—	*
Pierre LeComte(8)	—	*
Edward Wong(8)	—	*
Marc Grondahl(9)	5,367,695	8.6%
Stephen Spinelli, Jr.(10)	149,052	*
David Berg	—	*
All executive officers and directors as a group (10 persons)(11)	16,506,718	26.6%

* Less than one percent

(1)

Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.

(2)

Based on a Schedule 13G filed by TSG6 Management L.L.C. with the SEC on February 16, 2016. Shares of Class A common stock shown as beneficially owned by the TSG Funds include: (a) 9,985,179 shares of Class A common stock held by TSG6 AIV II-A L.P. (“AIV II-A”), a Delaware limited partnership whose general partner is TSG6 Management L.L.C. (“TSG6 Management”), a Delaware limited liability company; (b) 11,087,806 shares of Class A common stock held by TSG6 PF Co-Investors A L.P. (“Co-Investors A”), a Delaware limited partnership whose general partner is TSG6 Management; (c) 37,858,904 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment L.L.C. (“Investment”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management; and (d) 6,058,507 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment II L.L.C. (“Investment II” and, together with AIV II-A, Co-Investors A and Investment, the “TSG Funds”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management. By virtue of the relationships described in this footnote, TSG6 Management may be deemed to share beneficial ownership of the securities held by the TSG Funds. Voting and investment decisions with respect to securities held by the TSG Funds are made by the following managing members of TSG6 Management: Charles Esserman, James O’Hara, Hadley Mullin, Pierre LeComte, Blythe Jack, Brian Krumrei and Jennifer Baxter Moser. Each of the TSG Funds has an address c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.

(3)	Based on a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 16, 2016.
(4)	Based on a Schedule 13G filed by Capital World Investors with the SEC on February 12, 2016.
(5)

Based on a Schedule 13G filed by Mr. Rondeau on February 12, 2016. Includes 8,588,310 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau.

(6)

Reflects 1,407,950 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, 732,134 of which have vested or will vest within 60 days.

(7)

Reflects 993,711 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Moore, 675,723 of which have vested or will vest within 60 days.

(8)

Does not include shares of Class A common stock beneficially owned by the TSG Funds. Mr. Esserman is Chief Executive Officer of TSG, Mr. Layman is a Principal of TSG, Mr. LeComte is Managing Director of TSG and Edward Wong is a Senior

Vice President of TSG. The address of each of Messrs. Esserman, Layman, LeComte and Wong is c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.

(9)

Based on a Schedule 13G filed by Mr. Grondahl on February 12, 2016. Includes 5,367,695 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.

(10)

Reflects 149,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, 101,355 of which have vested or will vest within 60 days.

(11)

Reflects 16,506,718 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, 15,465,217 of which have vested or will vest within 60 days.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available For Future Issuance Under Equity Plans (excluding securities related in column (a))
Equity compensation plans approved(1) by security holders	116,430	$16.15	$7,780,370
Equity compensation plans not approved by security holders	-	-	-
Total	116,430	$16.15	$7,780,370

(1)	Total reflects outstanding stock options and RSUs granted pursuant to the 2015 Omnibus Incentive Plan as of December 31, 2015.
(2)	The outstanding RSUs granted to Mr. Berg have no exercise price and are therefore excluded from the weighted average exercise price calculation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements for the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Franchisee relationships

Former Governor Craig Benson, a former member of the board of managers of Pla-Fit Holdings, is also a Planet Fitness franchisee. Gov. Benson, through his ownership interest in BL Technologies Investments, LLC, entered into an ADA with us dated October 23, 2012, under which he has opened ten Planet Fitness stores as of December 31, 2015, for each of which he entered into a franchise agreement. Over the next twelve years, Gov. Benson is obligated to open an additional 25 Planet Fitness stores. In 2015, 2014 and 2013, Gov. Benson paid royalties and fees to us, which totaled approximately $748,000, $452,000 and $40,000, respectively, and purchased fitness equipment for seven of his Planet Fitness stores, each as required by the terms of his franchise agreements. Gov. Benson’s equipment purchases totaled approximately $788,000, $3.1 million, and $1.4 million in 2015, 2014, and 2013, respectively. The terms of Gov. Benson’s ADA and franchise agreements are commensurate with other franchise agreements executed during the same time period.

Dennis Rondeau, father of Chris Rondeau, our Chief Executive Officer and a member of our Board, is also a Planet Fitness franchisee. Mr. Rondeau, through his ownership interest in Freedom Fitness, LLC, entered into an ADA with us dated December 10, 2009, under which he has opened eight stores as of December 31, 2015, for each of which he entered into a franchise agreement. Over the next two years, Mr. Rondeau is obligated to open an additional two Planet Fitness stores. In 2015, 2014 and 2013, Mr. Rondeau paid royalties and fees to us, which totaled approximately $338,000, $321,000 and $200,000, respectively, and purchased fitness equipment for five of his Planet Fitness stores, each as required by the terms of his franchise agreements. Mr. Rondeau’s equipment purchases totaled approximately $899,000, $574,000 and $855,000 in 2015, 2014 and 2013, respectively. The terms of Mr. Rondeau’s ADA and franchise agreements are commensurate with other franchise agreements executed during the same time period.

Marc Grondahl, a member of our Board, through his ownership interest in MG ADA Two Investor LLC, entered into an ADA with us dated December 21, 2015 under which he is obligated to open ten Planet Fitness stores and paid ADA fees to us totaling $100,000. There were no stores open under this ADA as of December 31, 2015. The terms of Mr. Grondahl’s ADA and franchise agreements are commensurate with other franchise agreements executed under the same circumstances.

Jennifer Moser, a managing member and co-investor of TSG, and her husband, Matthew Moser, through an ownership interest in Orange October, LLC, entered into an ADA with us dated June 19, 2015 under which they are obligated to open eight Planet Fitness stores and paid ADA fees to us totaling $80,000. There were no stores open under this ADA as of December 31, 2015. The terms of Mrs. Moser’s ADA and franchise agreements are commensurate with other franchise agreements executed during the same time period.

In addition, Chris Rondeau and Marc Grondahl are owners of PFP Direct Loan LLC and PF Principals, LLC, which directly and indirectly have provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.

Consulting agreement

Stephen Spinelli, Jr. a member of our Board, entered into a consulting agreement with us dated April 30, 2013 pursuant to which he provided us with business and franchise consulting services in exchange for an annual fee of $40,000. In both 2014 and 2013, Dr. Spinelli received $40,000 in compensation pursuant to the consulting agreement. The agreement expired December 31, 2014.

Leases

On June 23, 2008, we entered into a lease agreement with MMC Fox Run, LLC for our headquarters in Newington, New Hampshire. The lease agreement was amended on November 1, 2011 and again on November 8, 2012. On November 8, 2013, we entered into a new office lease. MMC Fox Run, LLC is currently owned by Mr. Chris Rondeau and Mr. Marc Grondahl. Pursuant to the office lease, the initial lease term is for ten years, with two five-year renewal options. In 2015, 2014, and 2013, we paid an aggregate of approximately $412,000, $383,000 and $269,000, respectively, in rent to MMC Fox Run, LLC.

On March 1, 2010, we entered into a lease agreement with Matthew Michael Realty, LLC for a corporate-owned store in Dover, New Hampshire. Matthew Michael Realty, LLC is currently owned by Mr. Michael Grondahl, an original co-founder of Planet Fitness and brother of Mr. Marc Grondahl. Pursuant to the lease agreement, the initial lease term is for approximately fourteen years and expires on April 20, 2024. In 2015, 2014 and 2013, we paid approximately $466,000, $466,000 and $466,000, respectively, in rent to Matthew Michael Realty, LLC.

On June 3, 2008, we entered into a lease agreement with PF Melville Realty Co., LLC for our corporate-owned store in Melville, New York. PF Melville Realty Co., LLC is currently owned by Mr. Michael Grondahl. The initial lease term is for fifteen years. In 2015, 2014 and 2013, we paid an aggregate of approximately $525,000, $559,000 and $544,000, respectively, in rent to PF Melville Realty Co., LLC.

For some or all of the periods presented in the consolidated financial statements included in this Proxy Statement, the results of operations of Matthew Michael Realty, LLC and PF Melville Realty Co., LLC are included in our consolidated financial statements.

For further information, see Notes 2(a) and 3 to our consolidated financial statements filed with our 2015 Annual Report on Form 10-K.

Management services agreement

On December 14, 2012, in connection with our acquisition by investment funds affiliated with TSG, we entered into a management services agreement with TSG6 Management, LLC, an affiliate of TSG (the “Management Company”), pursuant to which the Management Company provided certain management, consulting and advisory services to Pla-Fit Holdings. In exchange for these services, we paid the Management Company an aggregate annual management fee equal to $1.0 million, and we reimburse the Management Company for reasonable out-of-pocket expenses incurred by it relating to operations of Pla-Fit Holdings and its subsidiaries and in connection with the provision of services pursuant to the management services agreement. In 2015, 2014 and 2013, we paid $1.9 million, $1.2 million and $1.1 million, respectively, in respect of management services and reimbursable expenses payable to the Management Company under the management services agreement. In addition, we agreed to indemnify the Management Company and certain persons affiliated with the Management Company to the fullest extent permitted by law from and against all losses arising from the Management Company’s performance under the management services agreement.

In connection with the completion of our IPO, the management services agreement was terminated, and we paid a one-time termination fee of $1.0 million to the Management Company in accordance with the terms of the management services agreement. Four of our directors, Messrs. Esserman, Layman, LeComte and Wong, are employees of TSG.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2015 Annual Report on Form 10-K.

Exchange agreement

In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. We may not elect to pay cash if a registration statement under the Securities Act is available for the issuance in connection with the exchange or the subsequent resale. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are cancelled. Also pursuant to the exchange agreement, to the extent an exchange results in a Company liability relating to the New Hampshire business profits tax, the Continuing LLC Owners have agreed that they will contribute to Pla-Fit Holdings an amount sufficient to pay such tax liability (up to 3.5% of the value received upon exchange). If and when we subsequently realize a related tax benefit, Pla-Fit Holdings will distribute the amount of any such tax benefit to the relevant Continuing LLC Owner in respect of its contribution. We have agreed in the exchange agreement that we will use commercially reasonable efforts to reduce or eliminate this tax liability, provided it does not materially and adversely impact our net income, including by pursuing a change in the applicable law or by relocating our corporate headquarters to a different state and franchising some or all of our 14 corporate-owned stores located in the State of New Hampshire.

Tax receivable agreements

Pursuant to the exchange agreement described above, from time to time we may be required to acquire Holdings Units of Pla-Fit Holdings from their holders upon exchange for shares of our Class A common stock. Pla-Fit Holdings intends to have an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) in effect for taxable years in which such sales of Holdings Units occur. Pursuant to the Section 754 election, sales of Holdings Units are expected to result in an increase in the tax basis of tangible and intangible assets of Pla-Fit Holdings. When we acquire Holdings Units from the Continuing LLC Owners, we expect that both the existing basis for certain assets and the anticipated basis adjustments will increase depreciation and amortization deductions allocable to us for tax purposes from Pla-Fit Holdings, and therefore reduce the amount of income tax we would otherwise be required to pay in the future to various tax authorities. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We are party to two tax receivable agreements. Under the first of those agreements, we generally are required to pay to our Continuing LLC Owners 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we generally are required to pay to the Direct TSG Investors 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we hold in respect of the Direct TSG Investors’ interest in us, which resulted from the Direct TSG Investors’ purchase of interests in the 2012 Acquisition, and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements, unless certain assumptions apply or the tax receivable agreements accelerate, as discussed herein. The term of the tax receivable agreements commenced upon the completion of our IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our rights to terminate the agreements or payments under the agreements are accelerated in the event that we materially breach any of our material obligations under the agreements or our counterparties elect to accelerate our obligations under the tax receivable agreements (as described below). The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the holders of Holdings Units, the price of our Class A common stock at the time of the sale, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest.

The payment obligation under the tax receivable agreements is an obligation of Planet Fitness, Inc., not Pla-Fit Holdings, and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with our purchase of Holdings Units from certain of our Continuing LLC Owners with the net proceeds of our IPO and future sales of Holdings Units as described above would aggregate approximately $836.7 million over 23 years from the date of our IPO based on a price of $15.63 per share of our Class A common stock, and assuming all future exchanges or redemptions would have occurred on December 31, 2015. Under such scenario we would be required to pay to the other parties to the tax receivable agreements 85% of such amount, or $711.2 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of the shares at the time of exchange or redemption and the prevailing tax rates applicable to us over the life of the tax receivable agreements, and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the Continuing LLC Owners’ or the Direct TSG Investors’ continued ownership of us.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or tax attributes subject to the tax receivable agreements, the beneficiaries of the tax receivable agreements will not reimburse us for any payments previously made if such basis increases or other attributes are subsequently disallowed, except that excess payments made to any beneficiary will be netted against payments otherwise to be made, if any, to such beneficiary after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreements that are greater than our actual cash tax savings.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.

As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2015, based on a share price of $15.63 per share of our Class A common stock (based on the closing price of our Class A common stock on the New York Stock Exchange as of December 31, 2015) and a discount rate equal to 2.1%, we estimate that we would have been required to pay $576.0 million in the aggregate under the tax receivable agreements.

Subject to the discussion above regarding the acceleration of payments under the tax receivable agreements, payments under the tax receivable agreements, if any, will generally be made on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges and other tax attributes subject to the tax receivable agreements. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense and other tax attributes will not be determined until such time as the financial results for the year in question are known and tax estimates prepared. We generally expect to make payments under the tax receivable agreements, to the extent they are required, within approximately 125 days after our federal income tax return is filed for each fiscal year. The tax receivable agreements will provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements will provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.

The impact that the tax receivable agreements will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the exchanges of Holdings Units for our Class A common stock, generally representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the Holdings Unit we receive in this sale.

Decisions made by our Continuing LLC Owners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the tax receivable agreements. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreements and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase a Continuing LLC Owner’s tax liability without giving rise to any rights of a Continuing LLC Owner to receive payments under the tax receivable agreements.

Because of our structure, our ability to make payments under the tax receivable agreements is dependent on the ability of Pla-Fit Holdings to make distributions to us. The ability of Pla-Fit Holdings to make such distributions will be subject to, among other things, restrictions in our debt documents and the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its members. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

Pla-Fit Holdings amended and restated limited liability company agreement

In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated (the “New LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business.

Pursuant to the New LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.

The New LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in San Francisco, California (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

The New LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. (such as expenses incurred in connection with our IPO) will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.

Stockholders agreement

In connection with our IPO, we entered into a stockholders agreement with investment funds affiliated with TSG. Pursuant to the stockholders agreement, we are required to take all necessary action to cause the Board and its committees to include individuals designated by TSG and to include such individuals in the slate of nominees recommended by the Board for election by our stockholders. These nomination rights are described under “Corporate Governance—Board Composition and Director Independence”. The stockholders agreement also provides that we will obtain customary director indemnity insurance and enter into indemnification agreements with TSG’s director designees, and we have entered into indemnification agreements with each of our directors generally providing for indemnification in connection with their service to us or on our behalf.

Registration agreements

In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include the investment funds affiliated with TSG that hold Holdings Units and shares of Class A common stock and certain employees and directors that hold Holdings Units. The registration rights agreement provides TSG with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by it, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to TSG and certain employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We also will undertake in the registration rights agreement to file a shelf registration statement as soon as we meet the applicable eligibility criteria and to use commercially reasonable efforts to have the shelf registration statement declared effective as soon as practicable and to remain effective in order to register the exchange of Holdings Units together with shares of Class B common stock for shares of Class A common stock by certain employees and directors from time to time. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of TSG and the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

Indemnification Agreements

Prior to the completion of our IPO, we entered into indemnification agreements with each of our directors. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

Control Relationships

As of December 31, 2015, investment funds affiliated with TSG controlled 65.8% of the voting power of our common stock. As a result, TSG could have significant influence over all matters presented to our stockholders for approval, including election and removal of our directors and change in control transactions. The interests of TSG may not always coincide with the interests of the other holders of our common stock.

In addition, we are a “controlled company” under the corporate governance standards of the NYSE and, as such, we currently take advantage of certain exemptions from listing requirements, as applicable. Accordingly, our stockholders do not have the same protection afforded to stockholders of companies that are subject to all of NYSE corporate governance requirements, as applicable, and the ability of our independent directors to influence our business policies and affairs may be reduced.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our fiscal 2015 audited financial statements with management.

The audit committee has discussed with our independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2015 for filing with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Respectfully submitted,
THE AUDIT COMMITTEE

Stephen Spinelli, Jr., Chairman
Pierre LeComte
David Berg

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for including in the Company’s proxy statement for the 2017 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 6, 2016.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2017 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2017 annual meeting must notify us no earlier than January 17, 2017 and no later than February 16, 2017. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2017 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire, 03801, or by email at investor@planetfitness.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (203) 682-8200, by mail at Investor Relations, Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801, or by email at investor@planetfitness.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Standard Time on May 16, 2016. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

PLANET FITNESS, INC. 26 FOX RUN ROAD NEWINGTON, NH 03801 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E05883-P78482 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PLANET FITNESS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write theThe Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Proposal to elect the three director nominees named in the proxy statement as set forth below. Nominees: 01) Charles Esserman 02) Pierre LeComte 03) Michael Layman The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2016. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E05884-P78482 PLANET FITNESS, INC. Annual Meeting of Stockholders May 17, 2016 2:30 PM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard Moore and Dorvin Lively, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PLANET FITNESS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 PM, PDT on May 17, 2016, at Ropes & Gray LLP, 3 Embarcadero Center, 3rd Floor, San Francisco, CA 94111 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof. Continued and to be signed on reverse side